Exhibit 3.123

CERTIFICATE OF FORMATION OF

COALSALES, LLC

1. The name of the limited liability company is COALSALES, LLC,

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company,

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of COALSALES, LLC this 5th day of October, 2004.

/s/ Jeffery L. Klinger
Jeffery L. Klinger Vice President—Legal Services BTU Worldwide, Inc.

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

COALSALES, LLC

I.	The name of the limited liability company is:

COALSALES, LLC

2.	Article I of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody COALSALES, LLC.”

3.	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 1st day of March, 2010.

Peabody Investments Corp., its Sole Member

By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Its: Vice President and Secretry